Exhibit 99.1

Allbritton Television Group Explores Strategic Alternatives

ARLINGTON, Va., May 1, 2013 /PRNewswire/ — Allbritton Communications Company announced today its intention to explore and evaluate potential strategic alternatives, which may result in, among other things, the possible sale of the Company. The Company has retained Moelis & Company LLC as its financial advisor and Paul Hastings and Dow Lohnes as its legal counsel.

The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no timetable for the strategic review process. There can be no assurance that the exploration of strategic alternates will result in the consummation of any transaction. The Company does not intend to comment further regarding the evaluation of strategic alternatives until such time as its Board of Directors has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

Allbritton Communications Company is an Arlington, Virginia-based communications company that owns and operates through subsidiaries and affiliates, seven ABC Network stations serving approximately 5% of total U.S. viewers. Also included is the 24-hour, local news service in Washington-Virginia-Maryland, NewsChannel 8. Owned by the Allbritton family since 1976, the Group has been in the forefront of industry change including cable news, digital conversion and multiplatform programming.

Included in the group are the following stations and associated markets:

WJLA-TV and NewsChannel 8, Washington, DC (#8)

WCFT-TV/WJSU-TV/WBMA-LP, Birmingham-Tuscaloosa-Anniston, AL (#42)

WHTM-TV, Harrisburg, PA (#43)

KATV, Little Rock, AR (#56)

KTUL, Tulsa, OK (#59)

WSET-TV, Lynchburg, VA (#68)

WCIV, Charleston, SC (#98) (held in an affiliated company)

CONTACT:

Jerald Fritz - 703-647-8700